77D - Policies with respect to security investment

RESOLVED,  that the  investment  objective  of  Series  B of SBL Fund is  hereby amended to be as follows: "Series B seeks long-term growth of capital."

FURTHER  RESOLVED,  that the Board of Directors  hereby  approves the investment techniques and strategies of Series B of SBL Fund and Security Growth and Income
Fund, as set forth in the form of the prospectus and SAI disclosure presented at this meeting,  a copy of which is  incorporated by reference into the minutes of this meeting.

FURTHER  RESOLVED,  that the Board of Directors  hereby directs the  appropriate officers of SBL Fund and Security Growth and Income Fund, with the assistance of counsel, to file such supplements to the currently effective  prospectus and SAI for SBL Fund and Security  Growth and Income Fund as shall be necessary for such documents to reflect the actions taken at this meeting.

FURTHER RESOLVED,  that the appropriate officers of SBL Fund and Security Growth and Income Fund are hereby  authorized  and  directed to amend the  registration statements  of SBL Fund and  Security  Growth  and Income  Fund to  reflect  the proposed  sub-advisory  contract and the changes in  investment  techniques  and strategies approved at this meeting.